Exhibit 1.1

AMENDMENT NO. 1 TO

SELLING AGENCY AGREEMENT

THIS AMENDMENT NO. 1 TO SELLING AGENCY AGREEMENT (this “Amendment”) is made and entered into as of May 7, 2025, by and among Reticulate Micro, Inc., a Nevada corporation (the “Company”), Boustead Securities, LLC, a California limited liability company (“Boustead”), and Digital Offering, LLC, a Delaware limited liability company (“Digital Offering”). Each of the Company, Boustead and Digital Offering are sometimes referred to in this Amendment individually as a “Party” and, collectively, as the “Parties.”

RECITALS

A. The Company, Boustead, and Digital Offering entered into that certain Selling Agency Agreement, dated as of July 30, 2024 (the “Agreement”), pursuant to which Boustead and Digital Offering were jointly engaged as the selling agents in connection with the offering by the Company of up to 2,857,142 units of its securities pursuant to Regulation A under the Securities Act of 1933, as amended. Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

B. The Parties now desire to amend the Agreement to remove Boustead as a selling agent and to designate Digital Offering as the sole selling agent with respect to the Offering.

C. Boustead consents to its removal as a selling agent under the Agreement and waives any further rights to compensation or other entitlements under the Agreement in connection with any portion of the Offering occurring after the date hereof.

D. Digital Offering agrees to act as the sole selling agent and to assume all rights and responsibilities previously shared between Boustead and Digital Offering under the Agreement, including the right to receive the full compensation provided thereunder.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Removal of Boustead as Selling Agent. Effective as of the date hereof, Boustead is hereby removed as a selling agent under the Agreement. From and after the date of this Amendment:

(a) All references in the Agreement to the “Selling Agents” shall be deemed to refer solely to Digital Offering; and

(b) Boustead shall have no further duties, obligations, rights, or entitlements under the Agreement, including, without limitation, to any fees, commissions, warrants, or indemnification relating to the Offering, except for those expressly accruing prior to the date of this Amendment.

2. Compensation to Digital Offering.

(a) Section 1(b) of the Agreement “Selling Agents’ Commissions” is hereby amended and restated in its entirety as follows:

“Selling Agent’s Commissions. The Company will pay to Digital Offering a cash commission equal to seven and one-quarter percent (7.25%) (the “Cash Fee”) of the gross offering proceeds received by the Company from the sale of the Units. Digital Offering shall have the sole discretion to allocate all or any portion of the Cash Fee to other broker-dealers acting as dealers (each, a “Dealer”) in the Offering.”

(b) Section 1(c) of the Agreement “Selling Agents’ Warrants” is hereby amended by replacing all references to “Selling Agents” with “Digital Offering” and conforming the section to reflect that only Digital Offering (or its designees) will be entitled to receive the Selling Agent’s Warrant described therein.

3. No Other Amendments. Except as expressly set forth herein, all other provisions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed by the Company, Boustead, and Digital Offering.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of law.

5. Counterparts. This Amendment may be executed in one or more counterparts, including by electronic signature, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date set forth above.

RETICULATE MICRO, INC.

By:	/s/ Karl Kit
Name:	Karl Kit
Title:	Chief Executive Officer

BOUSTEAD SECURITIES, LLC

By:	/s/ Lincoln Smith
Name:	Lincoln Smith
Title:	Chief Executive Officer

DIGITAL OFFERING, LLC

By:	/s/ Gordon McBean
Name:	Gordon McBean
Title:	Chief Executive Officer